(AZ & Company Letterhead)







We agree to the inclusion in this Form 10KSB of our report, dated August 11, 2005, on our audit of the consolidated financial statements of Eagle Bancorp and subsidiary for the years ended June 30, 2005 and 2004. We also consent to the reference of our firm under the caption "Independent Auditors."



/s/ Anderson ZurMuehlen & Co., P.C.
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Helena, Montana
September 7, 2005